EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in this registration statement of Southern Community Bancshares, Inc. on Form S-8 of our report, dated February 12, 2004, included in the Annual Report on Form 10-KSB of Southern Community Bancshares, Inc. for the year ended December 31, 2003.

/s/ Mauldin & Jenikins, LLC

Atlanta, Georgia
October 29, 2004